Exhibit 2.2

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”) to the Business Combination Agreement, dated March 26, 2025 (the “Agreement”), by and among (a) HCM II Acquisition Corp., a Delaware corporation (the “Purchaser”), (b) HCM II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Purchaser, and (c) Terrestrial Energy Inc., a Delaware corporation (the “Company”), is entered into by the Purchaser and the Company effective as of October 26, 2025 (the “Effective Date”). Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed thereto in the Agreement.

RECITALS

WHEREAS, pursuant to Section 9.10 of the Agreement, the Agreement may only be amended by a written instrument signed by the Purchaser and the Company; and

WHEREAS, the Purchaser and the Company desire to amend the Agreement pursuant to the terms and subject to the conditions of this Amendment.

NOW, THEREFORE, in consideration of the recitals set forth above, the covenants and the agreements of the Purchaser and the Company set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Purchaser and the Company agree as follows:

1. Section 2.02(b)(i) – Excluded Shares. Section 2.02(b)(i) of the Agreement is hereby amended and restated in its entirety as follows:

“(i) each Company Common Share, Company Series A Preferred Share and Company Series A-1 Preferred Share that, immediately prior to the Effective Time, is owned by the Purchaser or Merger Sub (or any other subsidiary of the Purchaser), or held by the Company (in treasury or otherwise), if any (each, an “Excluded Share”), shall be automatically cancelled and retired without any conversion thereof and shall cease to exist, and no consideration shall be delivered in exchange therefor;”

2. Section 2.02 – Conversion of Preferred Stock. Section 2.02 of the Agreement is hereby amended to add a new Section 2.02(e) as follows:

“(e) Effect on Series A-1 Preferred Stock. Immediately prior to the Effective Time, without any action on the part of the Purchaser, Merger Sub, the Company or any holder of securities of any of the foregoing, each Company Series A-1 Preferred Share that is issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) shall, in accordance with the Company Certificate of Incorporation, be cancelled and converted into a number of Company Common Shares calculated in accordance with the Company Certificate of Incorporation. Such Company Common Shares shall then be cancelled and converted into the right to receive the Per Share Base Consideration pursuant to Section 2.02(b)(iv).”

3. Section 2.03(b) – Stock Exchange Procedures. Section 2.03(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b) Stock Exchange Procedures. The Company shall deliver or cause to be delivered to each holder of Company Securities and, if the ExchangeCo Shareholder Approval is not obtained, each holder of Exchangeable Shares, a letter of transmittal and instructions for exchanging each such holder’s Company Common Shares, Company Series A Preferred Shares or Company Series A-1 Preferred Shares (for the avoidance of doubt, including, if the ExchangeCo Shareholder Approval is not obtained, the Company Common Shares and/or the Company Series A Preferred Shares to be issued to such holder in connection with the Exchange), as applicable, for such holder’s applicable portion of the Per Share Base Consideration from the Exchange Fund, and which shall be in a form determined by the Company (a “Letter of Transmittal”). Promptly following receipt of a properly completed and executed Letter of Transmittal, and if received prior to the Closing, within two (2) Business Days following the Closing, Purchaser shall cause to be delivered the applicable portion of the Per Share Base Consideration to each such holder. Effective as of one (1) Business Day prior to the Company Stockholder Meeting, the Company will not record or recognize any transfers of Company Securities on the record books of the Company, other than (i) transfers necessary to effectuate the Exchange, if applicable, and (ii) transfers as to which the Company has been notified of, in writing, prior to one (1) Business Day prior to the Company Stockholder Meeting.

4. Section 2.03(c) – Note Exchange Procedures. Section 2.3(c) of the Agreement is hereby amended and restated in its entirety as follows:

(c) Note Exchange Procedures. The Company shall deliver or cause to be delivered to each holder of Company Convertible Notes a notice and letter of instruction (a “Letter of Instruction”) notifying each such holder of (i) the deemed cancellation and conversion at the Effective Time of any Company Convertible Note outstanding immediately prior to the Effective Time, (ii) the right of the holder of any such Company Convertible Notes to receive such holder’s applicable portion of the Company Convertible Note Share Consideration, subject to the delivery of a properly completed and executed Letter of Instruction and the lock-up agreement contemplated by such Company Convertible Note and (iii) such holder’s contingent right to receive additional Domesticated Purchaser Common Stock pursuant to the Company Convertible Note and the Company Convertible Note CVR. Promptly following receipt of a properly completed and executed Letter of Instruction from a holder of Company Convertible Notes, and if received prior to Closing, within two (2) Business Days following the Closing, Purchaser shall cause to be delivered the applicable portion of the Company Convertible Note Share Consideration to such holder.

5. Section 2.04 – Dissenting Shares. Section 2.04 of the Agreement is hereby amended such that all references to “Company Series A Preferred Shares” shall also be deemed to include Company Series A-1 Preferred Shares.

6. Section 2.07 – Lost or Destroyed Certificates. Section 2.07 of the Agreement is hereby amended such that the reference to “Company Series A Preferred Shares” shall also be deemed to include Company Series A-1 Preferred Shares.

7. Section 6.26(b) – Company Stockholder Approval. Section 6.26 of the Agreement is hereby amended such that the reference to “Company Series A Preferred Shares” shall also be deemed to include Company Series A-1 Preferred Shares.

8. Section 10.01 – Definition of “Certificate”. The definition of “Certificate” set forth in Section 10.01 the Agreement is hereby amended such that the reference to “Company Series A Preferred Shares” shall also be deemed to include Company Series A-1 Preferred Shares.

9. Section 10.01 – Definition of “Company Fully Diluted Capital”. The definition of “Company Fully Diluted Capital” set forth in Section 10.01 of the Agreement is hereby amended and restated in its entirety as follows:

““Company Fully Diluted Capital” means the sum (without duplication) of the aggregate number of (a) Company Common Shares that are issued and outstanding immediately prior to the Effective Time assuming and after giving effect to the exercise in full of the Company Call Options with the consideration for such exercise paid in Company Common Shares, (b) all Company Common Shares issuable upon full exercise of all issued Company Warrants outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (c) all Company Common Shares issuable upon full conversion of all Company Series A Preferred Shares and Company Series A-1 Preferred Shares issued and outstanding as of immediately prior to the Effective Time (calculated using the treasury method of accounting on a cashless exercise basis), (d) Company Common Shares issuable upon exchange of all Exchangeable Shares issued and outstanding as of immediately prior to the Effective Time (including all Company Common Shares issuable upon exchange of all such Exchangeable Shares that are exchangeable for Company Series A Preferred Shares, and the subsequent conversion of all such Company Series A Preferred Shares into Company Common Shares) (calculated using the treasury method of accounting on a cashless exercise basis), and (e) all Company Common Shares issuable upon full exercise (calculated using the treasury method of accounting on a cashless exercise basis) or settlement of all Company Options outstanding as of immediately prior to the Effective Time.”

10. Section 10.01 – Definition of “Company Options”. The definition of “Company Options” set forth in Section 10.01 of the Agreement is hereby amended and restated in its entirety as follows:

““Company Options” means, collectively, options to purchase Company Common Shares, including options granted pursuant to the Company Incentive Plan, and any restricted stock units with respect to Company Common Shares.”

11. Section 10.01 – Definition of “Company Securities”. The definition of “Company Securities” set forth in Section 10.01 of the Agreement is hereby amended and restated in its entirety as follows:

““Company Securities” means, collectively, the Company Common Shares, the Company Series A Preferred Shares, the Company Series A-1 Preferred Shares, the Company Special Voting Preferred Shares, the Company Warrants, the Company Convertible Notes and all other shares, warrants and other securities of the Company, including for the avoidance of doubt, any shares, warrants or other securities issued in connection with the Interim Financing.”

12. Section 10.01 – Definition of “Company Series A-1 Preferred Share”. Section 10.01 of the Agreement is hereby amended to add a new defined term to read as follows:

““Company Series A-1 Preferred Share” means preferred stock, par value $0.001 per share, of the Company designated as “Series A-1 Preferred Stock” pursuant to the Company Certificate of Incorporation.”

13. Section 10.01 – Definition of “Company Stockholders”. The definition of “Company Stockholders” set forth in Section 10.01 the Agreement is hereby amended such that the reference to “Company Series A Preferred Shares” shall also be deemed to include Company Series A-1 Preferred Shares.

14. Entire Agreement. The parties hereto acknowledge and agree that this Amendment shall be included in the instruments referenced in Section 9.11 of the Agreement and shall be deemed part of the entire agreement of the parties relating to the subject matter of the Agreement.

15. Miscellaneous. The terms and provisions of Sections 9.02 through 9.07 and Sections 9.09 through 9.13 of the Agreement shall apply to this Amendment mutatis mutandis with respect hereto.

16. No Other Changes. Except as expressly set forth in this Amendment, all of the terms, provisions and conditions of the Agreement shall remain in full force and effect. Without limiting the generality of the foregoing, except as expressly set forth herein, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of any party that would require the waiver or consent of any other party. All references to the Agreement shall hereinafter refer to the Agreement as amended hereby.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Effective Date.

PURCHASER:

HCM II ACQUISITION CORP.

By:	/s/ Shawn Matthews
Name:	Shawn Matthews
Title:	Chief Executive Officer

COMPANY:

TERRESTRIAL ENERGY INC.

By:	/s/ Simon Irish
Name:	Simon Irish
Title:	Chief Executive Officer

[Signature Page – First Amendment to Business Combination Agreement]